Exhibit 4.11

AMENDMENT NO. 6 TO CONVERTIBLE PROMISSORY NOTES

THIS AMENDMENT NO. 6 TO CONVERTIBLE PROMISSORY NOTES (this “Amendment”) is made and entered into effective as of date a majority of the note holders have signed (“Effective Date”), by and between HEARTBEAM, INC., a Delaware corporation (the “Company”) and certain holders of convertible promissory notes issued by the Company (the “Investors” and each an “Investor”). All capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings given to such terms in the Note.

RECITALS

A. The Company and the Investors are parties to certain 2015 Note Subscription Agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”), each by and between the Company and the Investor set forth on the signature page thereto.

B. The Company sold and issued, and the Investors purchased convertible promissory notes in the aggregate principal amount of approximately $3,600,000 (each, a “Note” and together, the “Notes”), pursuant to the Subscription Agreements.

C. Pursuant to Section 6(b) of the Notes, any provision of a Note may be amended, waived or modified upon the written consent of the Company and a Majority in Interest of Investors.

D. The undersigned Investors represent a Majority in Interest of Investors.

E. The Company and the Investors wish to amend the Notes to adjust certain conversion terms.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 4(a). Section 4(a) of each Note is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“Automatic Conversion. If a Qualified Financing occurs on or prior to the Maturity Date, then the outstanding principal amount of this Note and all accrued and unpaid interest on this Note, in each case that has not otherwise been prepaid pursuant to Sections 1(b) or 1(c), shall automatically convert into fully paid and nonassessable shares of the same class of shares issued in such Qualified Financing at the Conversion Price, with any fractional shares rounded down; provided, that if the Qualified Financing is the initial public offering of the Company’s common stock or other securities pursuant to a registration statement filed under the Securities Act, this Note shall convert into shares of the Company’s common stock at the Conversion Price.”

HeartBeam, Inc.

Amendment No. 6 to Convertible Promissory Notes

2. Amendment to Defined Terms. The definitions of Qualified Financing and Conversion Price in Section 5 of each Note are hereby amended by deleting the definition in its entirety and inserting in lieu thereof the following:

““Qualified Financing” is a transaction or series of transactions pursuant to which the Company issues and sells shares of either its Preferred Stock or common stock, par value $0.0001 for aggregate gross proceeds of at least Two Million Dollars ($2,000,000) (excluding all proceeds from the incurrence of indebtedness that is converted into such stock, or otherwise cancelled in consideration for the issuance of such stock) with the principal purpose of raising capital.

“Conversion Price” shall mean a price per share equal to seventy percent (70%) of the price per share paid by the other cash purchasers of the shares of the same class sold in the Qualified Financing; provided, that if the Qualified Financing is the initial public offering of the Company’s common stock or other securities pursuant to a registration statement filed under the Securities Act, the Conversion Price shall be equal to the midpoint of the price range for the Company’s common stock provided by the Company’s underwriters prior to the effectiveness of such registration statement.”

3. Miscellaneous.

(a) Amendment. This Amendment may not be amended, waived, discharged or terminated other than by a written instrument referencing this Amendment and signed by the Company and the Investors representing a Majority in Interest of Investors.

(b) Governing Law. This Amendment and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

(c) Entire Agreement. This Amendment, the Notes (to the extent not hereby amended) and the Subscription Agreements (as amended), including the exhibits attached thereto, constitute the full and entire understanding and agreement between the parties for the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner for the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

(d) Severability. If any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amendment, and such court will replace such illegal, void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amendment shall be enforceable in accordance with its terms.

(e) Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

HeartBeam, Inc.

Amendment No. 6 to Convertible Promissory Notes

HEARTBEAM, INC.

/s/ Branislav Vajdic
By:	Branislav Vajdic
Title:	CEO

INVESTORS

WPE Ventures Partnership

/s/ Wim Elfrink
By:	Wim Elfrink
Title:	President

Elfrink Living Trust

/s/ Wim Elfrink
By:	Wim Elfrink
Title:	Trustee

C Elfrink and W Elfrink

/s/ Wim Elfrink
By:	Wim Elfrink
Title:

Pont Holdings LLC

/s/ William Lanfri
By:	William Lanfri
Title:	Manager

Mullaney Family Trust

/s/ Stephen Mullaney
By:	Stephen Mullaney
Title:	Trustee

Branislav Vajdic

/s/ Branislav Vajdic
By:	Branislav Vajdic
Title:

Ferrari Family Trust

/s/ Rich Ferrari
By:	Rich Ferrari
Title:	Trustee

Wedekind Living Trust

/s/ Marga Ortigas-Wedekind
By:	Marga Ortigas-Wedekind
Title:	Trustee

HeartBeam, Inc.

Amendment No. 6 to Convertible Promissory Notes

CTRLCFO LLC

/s/ Richard Brounstein
By:	Richard Brounstein
Title:	Partner

Trust of R and S Brounstein

/s/ Richard Brounstein
By:	Richard Brounstein
Title:	Trustee

James O’Rourke

/s/ James O’Rourke
By:	James O’Rourke
Title:

Sharmila Patel

/s/ Sharmila Patel
By:	Sharmila Patel
Title:

WS Investment Company LLC

/s/ Scott Murano
By:	Scott Murano
Title:	Partner

HeartBeam, Inc.

Amendment No. 6 to Convertible Promissory Notes